Exhibit 5.1

November 15, 2019

Purple Innovation, Inc.

123 East 200 North

Alpine, UT 84004

Re: Registration Statement on Form S-3 (File No. 333-234186)

Ladies and Gentlemen:

We have acted as counsel to Purple Innovation, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated November 15, 2019, to the Prospectus, dated November 8, 2019 included in the Registration Statement on Form S-3 (File No. 333-234186) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders of 11,500,000 shares of Class A common stock, par value $0.0001 per share, of the Company (including 1,500,000 shares subject to the option granted by the selling stockholders to the underwriters) (the “Shares”). The Shares are issuable upon the exchange of shares of Class B common stock, par value $0.0001 per share (the “Class B Stock”), together with an equal number of Class B common units of Purple Innovation, LLC (the “Class B Units” and together with the Class B Stock the “Paired Securities”), pursuant to that certain Exchange Agreement (the “Exchange Agreement”) dated February 2, 2018 by and among the Company, Purple Innovation, LLC, and the other parties thereto.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares to be sold pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, when issued and delivered by the Company upon the exchange of Paired Securities in accordance with the Exchange Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/DFM